Exhibit 21.1




                          RICHFOOD CONSOLIDATED GROUP




Subsidiaries of Richfood Holdings, Inc. [Virginia]
Richfood, Inc. [Virginia]
Rotelle, Inc. [Pennsylvania]
Market Funding, Inc. [Delaware]
Market Insurance Company, Ltd. [Bermuda]
Market Transportation Services, Inc. [Delaware]
SR Acquisition, Inc. [Delaware]

Subsidiaries of Richfood, Inc.
Market Improvement Corporation [Virginia]
Market Insurance Agency, Inc. [Virginia]
G.W.M. Holdings, Inc. [Virginia]
Rich-Temps, Inc. [Virginia]
Maryland Retail Services, Inc. [Virginia]
Retail Funding Corporation [Virginia]
Market Leasing Company [Virginia]
MFFL, Inc. [Virginia]
Market Brands, Inc. [Delaware]

Subsidiaries of Rotelle, Inc.

Rotelle Management, Inc. [Pennsylvania]
Spring House Leasing, Inc. [Pennsylvania]